                                 EXHIBIT (5)(b)(1)

                  Schedule A, amended October 31, 1996, to the
              Investment Advisory Agreement between the Registrant
             and Ohio National Investments, Inc., dated May 1, 1996
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                                   SCHEDULE A
                                       TO
                          INVESTMENT ADVISORY AGREEMENT


Each portfolio of ONE Fund, Inc. shall pay fees to Ohio National Investments, Inc. computed at the following rates as provided in paragraph 7 of the
Agreement:


                                                                   Income;                                           International;
         Net Assets                Money           Tax-Free  Income & Growth;        Small             Core              Global
         in Portfolio              Market           Income       Growth               Cap             Growth          Contrarian
         ------------              ------           ------       ------               ---             ------          ----------
First $100,000,000                 0.30%            0.60%            0.50%            0.65%            0.95%            0.90%

Next $50,000,000                   0.25%            0.50%            0.40%            0.55%            0.95%            0.90%

Next $100,000,000                  0.25%            0.50%            0.40%            0.55%            0.80%            0.90%

All Portfolio Assets               0.20%            0.40%            0.30%            0.45%            0.80%            0.90%
Over $250,000,000



Agreed to and accepted as of October 31, 1996.


ONE FUND, INC.                                OHIO NATIONAL INVESTMENTS, INC.



By: /s/ Donald J. Zimmerman                   By: /s/ Joseph P. Brom
    -----------------------------------          ------------------------------
         Donald J. Zimmerman, President               Joseph P. Brom, President